EXHIBIT 10.1

ACQUISITION AGREEMENT

This Agreement is made as of this 28th- day of May, 2015 by and among Seratosa, Inc., a Delaware corporation (the "Corporation") and Technoprenuers Resource Centre Private Limited, a Singapore Limited company ("TRC"), and the persons listed on the signature page hereto as TRC Membership Interest Holders (the “Holders”), who hold of 100% of the membership interests (the “Membership Interests”) of TRC.

WHEREAS, the Corporation desires to acquire 100% of the Membership Interests of TRC from the Holders solely in exchange for  shares of the Corporation’s common stock $.0001 par value (the “Common Shares”), of the Corporation (the “Acquisition”) at a valuation equivalent to thirty-six million dollars (USD $36 million)

WHEREAS, the Holders desire to sell the Membership Interests to the Corporation in exchange for the Common Shares;

WHEREAS, upon completion of the Acquisition, TRC shall become a wholly owned subsidiary of the Corporation.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, each of the parties hereto agrees as follows:

1.  At the Closing, the Corporation shall acquire all of the issued and outstanding Membership Interests of TRC from the Holders solely in exchange for the Common Shares and TRC shall become a wholly owned subsidiary of the Corporation.

2.  The transactions contemplated by this Agreement shall be effective as of May 28th, 2015 (the “Closing”).

3.  At the Closing, the following shall occur: (i) Each Holder shall deliver to the Corporation, a Certificate representing 100% of his or her Membership Interests as set forth below issued in the name of the Corporation; and (ii) the Corporation shall deliver to the Holders, at a market-rate on the date of Closing, certificates representing an aggregate of an equivalent evaluation of thirty-six million dollars (USD $ 36 million) divide between the Holders and his or her respective percent of ownership in TRC .of the Common Shares issued in the name of the Holders as set forth below.

Name of Holder	Percentage of Membership Interests Held	US$ Amount of Common Shares to be Issued at Closing
Eddie Foong Wai Keong	45%	$16,200,000
Ravindran S/O Ramasamy	51%	$18,360,000
Zhao Yongxin	4%	$1,440,000
Total	100.0%	$36,000,000

4.  At the Closing, TRC will deliver all of its business and corporate records to the Corporation, including but not limited to correspondence files, bank statements, income tax returns, checkbooks, savings account books, minutes of managers’ meetings, financial statements, Membership Interest ownership records, agreements and contracts.

5.  Each Holder understands that the Common Shares have not been registered under the Securities Act of 1933 (the "1933 Act"). Each Holder represents he is acquiring the Common Shares for investment without a view towards distribution.

6.  Each Holder represents that he or she is and at Closing will be the holder of the Membership Interests of TRC as set forth on Exhibit A.

7.  Each Holder represents that he or she has and at Closing will have valid title to the Membership Interests and acquired the Membership Interests in a lawful transaction and in accordance with the laws of Singapore. The Membership Interests will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of the Membership Interests are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, no Holder is a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Membership Interests.

8.  Each Holder represents that at Closing there will be no outstanding subscriptions, options, rights, warrants, convertible securities of TRC, or agreements or commitments obligating TRC to issue or to transfer from treasury any additional Membership Interests.

9.  Each Holder represents that TRC is and at Closing will be a limited liability company duly organized, validly existing, and in good standing under the laws of Singapore and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to conduct its business and is in good standing in Singapore.

10.  This Agreement is subject to the terms of all applicable federal, state, and municipal laws, regulations, and decisions, whether existing or enacted hereafter, including the regulations and actions of all governmental administrative agencies and commissions having jurisdiction.

11.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings which are deemed to have been merged herein.  No representations were made or relied upon by either party, other than those expressly set forth herein.

12.  The failure of any party to object to, or to take affirmative action with respect to, any conduct of any other party which is in violation of the terms of this Agreement shall not be construed as a waiver of such violation or breach, or of any future breach, violation, or wrongful conduct.  No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver or exhaustion of that or any other right, unless otherwise expressly provided herein.

13.  All notices or other communications to be sent as provided for by this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, to the persons and addresses set forth at the beginning of this Agreement, or such other persons and/or addresses as may hereafter be designated in writing by the parties.

14.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement the day and year first above written.

Technoprenuers Resource Centre Private Limited

Seratosa Inc.

/s/ Eddie Foong

/s/ Brent Y Suen

Eddie Foong, Chief Executive Officer

Brent Y Suen, Chief Executive Officer